Exhibit 5.1

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM
April 20, 2021
The Fortegra Group, LLC
10751 Deerwood Park Blvd.
Suite 200
Jacksonville, FL 32256
Ladies and Gentlemen:
We have acted as counsel to The Fortegra Group, LLC, a Delaware limited liability company to be converted into a Delaware corporation called The Fortegra Group, Inc. (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-254285) (as amended through the date hereof, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 8,300,000 shares of the common stock, $0.01 par value per share, of the Company (the “Securities”). The Securities are proposed to be sold pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into among the Company and BofA Securities, Inc. and Barclays Capital Inc., as representatives of the underwriters named therein.
In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.
The opinions expressed below are limited to the Delaware General Corporation Law.
Based upon and subject to the foregoing, we are of the opinion that, when (i) the Company’s Certificate of Conversion and Certificate of Incorporation, substantially in the form filed as Exhibit 3.1 to the Registration Statement, have each been duly filed with the Secretary of State of the State of Delaware and (ii) the issuance and sale of the Securities have been duly approved by all necessary corporate action of the Company, the Securities will have been duly authorized and, when issued and delivered pursuant to the Underwriting Agreement and against payment of the consideration set forth therein, will be, validly issued, fully paid and non-assessable.
We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal

Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP